UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 17, 2016

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

565 Fifth Avenue, New York, New York		10017
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Telesat Canada ("Telesat"), a wholly-owned subsidiary of Telesat Holdings Inc. ("Telesat Holdings"), of which Loral Space & Communications Inc. ("Loral") owns a 62.7% economic interest, announced that on November 17, 2016 Telesat issued $500 million in aggregate principal amount of 8.875% senior notes due 2024 (the "Senior Notes"), which mature on November 17, 2024, pursuant to an indenture, dated as of November 17, 2016 (the "Telesat Senior Notes Indenture"), by and among Telesat Holdings, Telesat and Telesat LLC, as co-issuer ("Telesat LLC" and, together with Telesat, the "Co-Issuers"), the guarantors named therein, and The Bank of New York Mellon, as trustee (the "Notes Offering").

The foregoing description of the Telesat Senior Notes Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Telesat Senior Notes Indenture, a copy of which is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Telesat also announced that, concurrently with the consummation of the offering of Senior Notes, Telesat entered into an amendment and restatement of Telesat’s credit agreement (as amended, the "Credit Agreement"). The Credit Agreement provides for term loan borrowings of $2,430 million and revolving credit borrowings of up to $200 million (together, the "Senior Credit Facilities"). The revolving credit facility is currently undrawn. On November 17, 2016, Telesat borrowed the full amount of the term loan facility. All obligations under the Senior Credit Facilities are guaranteed by Telesat Holdings and certain of its subsidiaries.

Telesat announced that it is using a portion of the net proceeds from the Notes Offering and the Senior Credit Facilities, together with cash on hand, to (i) redeem the Co-Issuers’ $900 million aggregate principal amount outstanding of 6.0% senior notes due May 2017, (ii) repay all borrowings outstanding under the Co-Issuers’ existing senior credit facilities and (iii) pay related fees and expenses. Telesat stated that it intends to use the balance to fund a previously announced cash distribution of up to $400 million to its shareholders, if completed, and for general corporate purposes.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed herewith as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Loral’s portion of the distribution from Telesat would be up to approximately $250 million. The completion of any such cash distribution is subject to a number of conditions, including, among others, the successful implementation of certain internal restructuring transactions at Telesat which require regulatory approval. If completed, the Telesat cash distribution is expected to take place in the first quarter of 2017, and we would then determine the amount to be distributed to our stockholders. There can be no assurance that any cash distribution will be paid by Telesat or by us or, if paid, as to the amount and timing of any such payments.

Item 9.01 Financial Statements and Exhibits.

99.1 Indenture, dated November 17, 2016, with respect to Telesat Canada’s 8.875% Senior Notes due 2024, among Telesat Holdings Inc., Telesat Canada, Telesat LLC, as co-issuer, the guarantors party thereto, and The Bank of New York Mellon, as Trustee (Incorporated by reference to Exhibit 4.1 in the Form 6-K filed by Telesat Holdings Inc. on November 17, 2016)

99.2 Credit Agreement, dated as of March 28, 2012, as amended by Amendment No. 1 on April 2, 2013, as further amended by Amendment No. 2 on November 17, 2016, by and among Telesat Holdings Inc., Telesat Canada, Telesat LLC, the guarantors party thereto, the lenders party thereto, and JP Morgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and L/C Issuer (Incorporated by reference to Exhibit 4.2 in the Form 6-K filed by Telesat Holdings Inc. on November 17, 2016)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

November 21, 2016	By:	Avi Katz

Name: Avi Katz
Title: President, General Counsel and Secretary